EXHIBIT 18

April 28, 2010

KBR, Inc.
601 Jefferson Avenue
Houston, TX 77002

Gentlemen:

We have been furnished with a copy of the quarterly report on Form 10-Q of KBR, Inc. (the “Company”) for the three months ended March 31, 2010, and have read the Company’s statements contained in Note 1 to the condensed consolidated financial statements included therein. As stated in Note 1, the Company changed its method of accounting for goodwill impairment, specifically changing the annual goodwill impairment test date from September 30 to October 1, and states that the newly adopted accounting principle is preferable in the circumstances because the impairment test date better aligns with the Company’s annual budgeting process which is completed during the fourth quarter of each year. In addition, the impairment test date will allow for a more thorough consideration of the valuation of the Company’s reporting units subsequent to the completion of the Company’s annual budgetary process but prior to its financial year end reporting date.  In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

We have not audited any financial statements of the Company as of any date or for any period subsequent to December 31, 2009, nor have we audited the information set forth in the aforementioned Note 1 to the condensed consolidated financial statements; accordingly we do not express an opinion concerning the factual information contained therein.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method.  However, for purposes of the Company’s compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management’s business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company’s circumstances.

Very truly yours,

/s/ KPMG LLP

April 28, 2010